Exhibit 3.2

KALA PHARMACEUTICALS, INC.

CERTIFICATE OF ELIMINATION

OF NUMBER OF SHARES OF PREFERRED STOCK DESIGNATED AS SERIES D PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Kala Pharmaceuticals, Inc. (hereinafter called the “Corporation”), pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, certifies that the Board duly adopted the following resolution:

“RESOLVED:

That no shares of the Corporation’s Series D Preferred Stock (the “Series D Preferred Stock”) are outstanding and no shares of Series D Preferred Stock subject to the Corporation’s Certificate of Designation of Series D Preferred Stock, dated August 19, 2022 (the “Series D Certificate of Designation”) will hereafter be issued with respect to such series; and that the Chief Executive Officer, the President, the Chief Financial Officer and the Secretary be and each hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth the text of this resolution, and that upon the filing and effectiveness of such certificate, all matters as set forth in the Series D Certificate of Designation shall be deemed to have been eliminated from the Corporation’s Restated Certificate of Incorporation, as amended, and all of the 75,000 shares of Preferred Stock previously designated as Series D Preferred Stock shall resume their status as undesignated shares of Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 28th day of November, 2022.

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Mark Iwicki
Chief Executive Officer